Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-128632 and 333-128630 on Form S-8 of TRX, Inc. and subsidiaries (“TRX”) of our report dated February 20, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006) relating to the consolidated financial statements of TRX, appearing in this Annual Report on Form 10-K of TRX for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 20, 2007